Exhibit 99.1

HIBERNIA BANCORP, INC. TO DEREGISTER ITS COMMON STOCK

New Orleans, LA, January 27, 2012—Hibernia Bancorp, Inc. (OTCBB: HIBE), the parent company of Hibernia Bank (the “Bank”), announced today that because its common stock is currently held by less than 300 holders of record, it will terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by filing a Form 15 with the U.S. Securities and Exchange Commission (“SEC”) in late January 2012.

The Company is taking this action in order to reduce the legal, accounting and administrative costs associated with being a reporting company under the Exchange Act. A. Peyton Bush, III, President and Chief Executive Officer of the Company, stated, “The Company’s decision to deregister and “go-dark” was made after careful consideration of the advantages and disadvantages of being a public company, particularly in light of our size and market capitalization, and the high costs and demands on management’s time of our ongoing compliance with SEC and Sarbanes-Oxley reporting requirements.

Upon filing the Form 15 with the SEC, the obligations of the Company to file certain periodic reports, including Forms 10-K, 10-Q and 8-K, will be immediately suspended. The Company anticipates that its common stock will continue to be quoted on the OTC Bulletin Board after deregistration to the extent market makers agree to make a market in its stock. No guarantee, however, can be made that a trading market in the Company’s common stock through the OTC Bulletin Board will be maintained.

The Company intends to continue to provide shareholders with financial information on a quarterly and annual basis through its website: www.hibbank.com. In addition, both the Company and the Bank will continue to provide semi-annual and quarterly financial reports to the Federal Reserve and the FDIC, as required, and intend to continue to meet all applicable auditing standards as a regulated financial institution.

Forward looking information

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, the Company’s ability to realize anticipated costs savings from its delisting and deregistration; the ability to timely and effectively implement its delisting and deregistration plans; adverse effects on share price and liquidity following the Company’s delisting as well as more general business and financial risks, including the risks detailed from time to time in our filings with the SEC. We undertake no obligation to update any forward-looking statements.

Hibernia Bank, the wholly-owned subsidiary of Hibernia Bancorp, Inc., has served the New Orleans metropolitan area since 1903. Operating from its main office and two branches, Hibernia Bank offers loan, deposit and on-line banking services to commercial and individual clients in the New Orleans metropolitan area. Additional information about Hibernia Bank is available at www.hibbank.com.